STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust: Principal Private Credit Fund I

2. The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

    First: The name of the Trust is Principal Private Credit Fund

3. This Certificate of Amendment shall be effective upon filing with the Secretary of the State of Delaware.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on June 17, 2025.
By:     /s/ Barbara Wenig
Name: Barbara Wenig, Trustee